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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                 TO THE THIRD AMENDED AND RESTATED CERTIFICATE

                              OF INCORPORATION OF

                                IMPROVENET, INC.

    Ronald B. Cooper and Richard G. Reece hereby certify that:

1. The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is June 2, 1998.

2. They are the duly elected and acting President and Secretary, respectively, of ImproveNet, Inc., a Delaware corporation.

3. Article IV(A) of the Third Amended and Restated Certificate of Incorporation of this corporation is hereby amended in its entirety to read as follows:

                                      IV.

    A. This corporation is authorized to issue two classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK." The total number of shares which the Corporation is authorized to issue is one hundred twelve million four hundred eighty two thousand nine hundred thirty five (112,482,935) shares, one hundred million (100,000,000) shares of which shall be Common Stock (the "COMMON STOCK") and twelve million four hundred eighty two thousand nine hundred thirty five (12,482,935) shares of which shall be Preferred Stock (the "PREFERRED STOCK"), each having a par value of one-tenth of one cent ($0.001).

4. This Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

5. This Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation. The total number of outstanding shares entitled to vote or act by written consent was 2,375,720 shares of Common Stock, 1,207,000 shares of Series A Preferred Stock, 1,934,526 shares of Series B Preferred Stock, 3,543,190 shares of Series C Preferred Stock, 2,100,843 shares of Series D Preferred Stock and 2,597,135 shares of Series E Preferred Stock. A majority of the outstanding shares of Common Stock, a majority of the outstanding shares of Preferred Stock, a majority of the Series D Preferred Stock and a majority of the Series E Preferred Stock approved this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice of such was given by the Corporation in accordance with said Section 228.

    IN WITNESS WHEREOF, IMPROVENET, INC. has caused this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation to be signed by the President and the Secretary in Redwood City, California this tenth day of March, 2000.

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RONALD B. COOPER

President

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RICHARD G. REECE

Secretary

                                       1.